UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2013

Huntsman Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32427	42-1648585
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Huntsman International LLC

(Exact name of registrant as specified in its charter)

Delaware	333-85141	87-0630358
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

500 Huntsman Way
Salt Lake City, Utah	84108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 584-5700

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 11, 2013, Huntsman International LLC (“HI”), a wholly-owned subsidiary of Huntsman Corporation (“HC”), entered into an Eighth Amendment (the “Amendment”) to the Credit Agreement dated as of August 16, 2005 (as amended, the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent.

The Amendment provides for a facility of additional term loans (the “Additional Term Loans”) pursuant to the Credit Agreement in the amount of $225 million, the net proceeds of which will be used to repay in full the remaining approximately $193 million outstanding balance under HI’s existing Non-Extended Term B Loan Facility under the Credit Agreement that matures on April 14, 2014 and for other permitted purposes under the Credit Agreement.  The Additional Term Loans have terms identical to HI’s existing Extended Term B Loan Facility that matures on April 19, 2017.

The Additional Term Loans will amortize in an amount equal to 1% of the principal amount of the Additional Term Loans, payable annually commencing on March 31, 2014.

The foregoing does not constitute a complete summary of the terms of the Amendment. The description of the terms of the Amendment is qualified in its entirety by reference to such agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
10.1

Eighth Amendment, dated as of March 11, 2013, to Credit Agreement, dated as of August 16, 2005, among Huntsman International LLC, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTSMAN CORPORATION HUNTSMAN INTERNATIONAL LLC

/s/ TROY KELLER
Troy Keller
Assistant Secretary

Dated: March 12, 2013

INDEX TO EXHIBITS

Exhibit Number	Description
10.1

Eighth Amendment, dated as of March 11, 2013, to Credit Agreement, dated as of August 16, 2005, among Huntsman International LLC, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.